Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES SECOND QUARTER 2021 RESULTS
- Announces Revenue Growth of 45.9% -
- Enters Strategic Arrangement with Great Wolf Resorts, Inc. -
- Reaffirms Guidance for Full Year 2021 -

NEW YORK, NY – July 28, 2021 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended June 30, 2021. All per share amounts included herein are on a per diluted share basis unless otherwise stated.
Second Quarter 2021 Financial and Operating Highlights
•Total revenues increased 45.9% year-over-year to $376.4 million
•Net income attributable to common stockholders was $300.7 million, or $0.54 per share
•FFO was $300.7 million, or $0.54 per share
•AFFO increased 45.3% year-over-year to $256.1 million
•AFFO per share increased 27.8% year-over-year to $0.46
•Entered into a strategic arrangement with Great Wolf Resorts, Inc. to provide up to a total of $300 million of mezzanine financing for the construction and development of Great Wolf's extensive domestic and international indoor water park resort pipeline
•Declared a quarterly cash dividend of $0.33 per share
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said: “Our stellar second quarter 2021 financial results, supported by revenue growth of 45.9% year-over-year, highlight the value we've created on behalf of shareholders by growing our portfolio accretively and partnering with best-in-class tenants. Earlier in July, we announced a strategic partnership arrangement with Great Wolf Resorts, which is a result of our work sourcing unique opportunities that align with our experiential strategy and focus. Additionally, we continue to work diligently toward closing our pending acquisition of the real estate of the Venetian Resort Las Vegas and Sands Expo and Convention Center. We note that institutional capital continues to validate our sector, as demonstrated by the recent acquisition of CityCenter on the Las Vegas Strip at a 5.5% cap rate. Our acquisition of the Venetian's real estate at a 6.25% cap rate showcases our ability to be opportunistic and prudent as the institutionalization of gaming real estate continues.”
Second Quarter 2021 Financial Results
Total Revenues
Total revenues were $376.4 million for the quarter, an increase of 45.9% compared to $257.9 million for the quarter ended June 30, 2020. Total revenues for the quarter included $(22.4) million of non-cash items, comprised of $(29.3) million of non-cash leasing and financing adjustments and $7.0 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $300.7 million for the quarter, or $0.54 per share, compared to $229.4 million, or $0.47 per share for the quarter ended June 30, 2020.

Funds from Operations (“FFO”)
FFO attributable to common stockholders was $300.7 million for the quarter, or $0.54 per share, compared to $229.4 million, or $0.47 per share, for the quarter ended June 30, 2020.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $256.1 million for the quarter, an increase of 45.3% compared to $176.3 million for the quarter ended June 30, 2020. AFFO was $0.46 per share for the quarter compared to $0.36 per share for the quarter ended June 30, 2020.
Second Quarter 2021 Acquisitions and Portfolio Activity
Acquisitions and Investments
On June 16, 2021, the Company entered into a $79.5 million mezzanine loan agreement (the “Great Wolf Mezzanine Loan”) with Great Wolf Resorts, Inc. (“Great Wolf”), a Blackstone Real Estate portfolio company, to fund a portion of the construction and development of Great Wolf Lodge Maryland, an expansive 48-acre indoor water park resort located in Perryville, MD. The Great Wolf Mezzanine Loan bears interest at a rate of 8.0% per annum, with an initial term of 3 years with two successive 12-month extension options subject to certain conditions. The Company expects to fund the commitment in accordance with a construction draw schedule and anticipates funding the entire $79.5 million by mid-2022.
Additionally, pursuant to a non-binding letter agreement, the Company will have the opportunity for a period of up to five years to provide a total of up to $300.0 million of mezzanine financing, inclusive of the $79.5 million related to the Great Wolf Lodge Maryland, for the development and construction of Great Wolf's extensive domestic and international indoor water park resort pipeline.
Second Quarter 2021 Capital Markets Activity
On April 26, 2021, the Company amended the forward sale agreement entered into in June 2020 (the “June 2020 Forward Sale Agreement”) relating to the unissued 26,900,000 shares of common stock remaining under the June 2020 Forward Sale Agreement to extend the maturity date from June 17, 2021 to December 17, 2021.
On May 27, 2021, the Company replaced its previous at-the-market offering program by entering into an equity distribution agreement pursuant to which up to $1.0 billion of common stock may be sold (the “ATM Program”). The ATM Program also provides that the Company may sell shares of its common stock through forward sale contracts. During the six months ended June 30, 2021, the Company did not sell any shares under the ATM Program.
Balance Sheet and Liquidity
As of June 30, 2021, the Company had $6.9 billion in total debt and approximately $3.8 billion in liquidity, comprised of $407.5 million in cash and cash equivalents, $1.0 billion of availability under the Revolving Credit Facility (subject to continued compliance with the financial covenants of the facility), approximately $527.6 million in net proceeds available through the physical settlement of the remaining 26,900,000 shares that are subject to the June 2020 Forward Sale Agreement and approximately $1.9 billion in net proceeds available through the physical settlement of 69,000,000 shares that are subject to the March 2021 Forward Sale Agreements.
The Company’s outstanding indebtedness as of June 30, 2021 was as follows:

($ in millions)	June 30, 2021
Revolving Credit Facility	$—
Term Loan B Facility (2024 Maturity)	2,100.0
2025 Notes	750.0
2026 Notes	1,250.0
2027 Notes	750.0
2029 Notes	1,000.0
2030 Notes	1,000.0
Total Debt Outstanding, Face Value	$6,850.0
Cash and Cash Equivalents	$407.5
Net Debt	$6,442.5
Dividends
On June 10, 2021, the Company declared a regular quarterly cash dividend of $0.33 per share. The Q2 2021 dividend was paid on July 8, 2021 to stockholders of record as of the close of business on June 24, 2021 and it totaled in aggregate approximately $177.1 million.
2021 Guidance
The Company is reaffirming AFFO guidance for the full year 2021. The Company estimates AFFO for the year ending December 31, 2021 will be between $1,010.0 million and $1,035.0 million, or between $1.82 and $1.87 per diluted share. These per share estimates reflect the dilutive impact of the pending 26,900,000 shares related to the June 2020 Forward Sale Agreement, assuming settlement and the issuance of such shares on December 17, 2021, the maturity date of the June 2020 Forward Sale Agreement (as amended), and the dilutive effect prior to the expected settlement date as calculated under the treasury stock method, as well as the dilutive effect of the pending 69,000,000 shares related to the March 2021 Forward Sale Agreements as calculated under the treasury stock method. These estimates do not include the impact on operating results from any pending or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company's full-year 2021 guidance:

For the Year Ending December 31, 2021 ($ in millions):	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$1,010.0	$1,035.0
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$1.82	$1.87
Estimated Weighted Average Share Count at Year End (in millions)	555.0	555.0
In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable GAAP financial measure. For more information, see “Non-GAAP Financial Measures.” The Company is unable to provide a reconciliation of its stated AFFO guidance to net income attributable to common stockholders because it is unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company's control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results, the impact of these adjustments could be material, individually or in the aggregate, to the Company's reported GAAP results.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, July 29, 2021 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 833-670-0715 (domestic) or 236-714-2931 (international) and entering conference ID 6293033. An audio replay of the conference call will be available from 1:00 p.m. ET on July 29, 2021 until midnight ET on August 5, 2021 and can be accessed by dialing 800-585-8367 (domestic) or 416-621-4642 (international) and entering the passcode 6293033.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on July 29, 2021, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 28 gaming facilities comprising 47 million square feet and features approximately 17,800 hotel rooms and more than 200 restaurants, bars, nightclubs and sportsbooks. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment, Inc., Century Casinos, Inc., Hard Rock International Inc., JACK Entertainment LLC and Penn National Gaming, Inc. VICI Properties also has an investment in the Chelsea Piers, New York facility and owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties aims to deliver sustained income and value growth through its strategy of creating the highest quality and most productive experiential asset portfolio in American real estate investment management.

Impact of the COVID-19 Pandemic on Our Business
In connection with the COVID-19 pandemic, various state governments and/or regulatory authorities issued directives, mandates, orders or similar actions restricting non-essential business operations, which resulted in the temporary closure of substantially all of our tenants’ operations at our properties (as well as our golf course properties). Although all of our leased properties and our golf courses are currently open, without restriction in some jurisdictions, they remain subject to any current or future operating limitations or closures imposed by state and local governments and/or regulatory authorities. While our tenants’ recent performance at many of our leased properties has been at or above pre-pandemic levels, they may continue to face additional challenges and uncertainty due to the impact of the COVID-19 pandemic, such as complying with operational and capacity restrictions ensuring sufficient employee staffing and service levels, and the sustainability of maintaining improved operating margins and financial performance. Due to prior closures, operating restrictions and other factors, our tenants’ operations, liquidity and financial performance have been adversely affected, and the ongoing nature of the pandemic, including emerging variants, may further impact our tenants’ businesses and, accordingly, our business and financial performance. We continue to monitor the impact of the COVID-19 pandemic on our tenant's businesses, including with respect to their respective business performance, operations, liquidity and financial results.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are the impact of changes in general economic conditions, including low consumer confidence, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy (including stemming from the COVID-19 pandemic and changes in the economic conditions as a result of the COVID-19 pandemic); the Company’s dependence on subsidiaries of Caesars Entertainment, Inc. (“Caesars”), Penn National Gaming, Inc. (“Penn”), Seminole Hard Rock Entertainment, Inc. (“Hard Rock”), Century Casinos, Inc. (“Century Casinos”) and Rock Ohio Ventures LLC (“JACK Entertainment”) as tenants of our properties and Caesars, Penn, Hard Rock, Century Casinos and JACK Entertainment or certain of their respective subsidiaries as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on the Company; risks that the Company’s pending transactions may not be consummated on the terms or timeframes contemplated, or at all; risks regarding the ability of the parties to the Company’s pending transactions to satisfy the conditions set forth in the definitive transaction documents, including the ability to receive, or delays in obtaining, the governmental and regulatory approvals and consents required to consummate the pending transactions, or other delays or impediments to completing the transactions; risks regarding the ability of the applicable parties to obtain the financing necessary to complete the pending transactions on the terms expected or at all; risks that the Company may not achieve the benefits contemplated by its pending and recently completed transactions and acquisitions of real estate assets; the possibility that the Company identifies significant environmental, tax, legal or other issues that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits it expects to receive) in any of its pending or recently completed transactions;

and the effects of the Company’s recently completed transactions on it, including the future impact on the Company’s financial condition, financial and operating results, cash flows, strategy and plans.
Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the impact of the COVID-19 pandemic on our, and our tenants’ financial condition, results of operations, cash flows and performance. The extent to which the COVID-19 pandemic continues to adversely affect our tenants, and ultimately impacts our business and financial condition, depends on future developments which cannot be predicted with confidence, including the impact of the actions taken to contain the pandemic or mitigate its impact, including the availability, distribution, public acceptance and efficacy of one or more approved vaccines, new or mutated variants of COVID-19 (including vaccine-resistant variants) or a similar virus, the direct and indirect economic effects of the pandemic and containment measures on our tenants, the ability of our tenants to successfully operate their businesses, including the costs of complying with regulatory requirements necessary to keep their respective facilities open, such as reduced capacity requirements, the need to close any of the facilities after reopening as a result of the COVID-19 pandemic, and the effects of the negotiated capital expenditure reductions and other amendments to the leases that we agreed to with certain of its tenants in response to the COVID-19 pandemic. Each of the foregoing could have a material adverse effect on our tenants’ ability to satisfy their obligations under their leases with us, including their continued ability to pay rent in a timely manner, or at all, and/or to fund capital expenditures or make other payments required under their leases. In addition, changes and instability in global, national and regional economic activity and financial markets as a result of the COVID-19 pandemic have negatively impacted consumer discretionary spending and travel and may continue to do so, which could have a material adverse effect on our tenants’ businesses.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (NAREIT), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment, other non-recurring, non-cash transactions (such as non-cash gain upon lease modification) and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense and interest income (collectively, interest expense, net) and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands)

	June 30, 2021	December 31, 2020
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$13,098,853	$13,027,644
Investments in leases - financing receivables, net	2,643,648	2,618,562
Investments in loans, net	505,262	536,721
Land	157,365	158,190
Cash and cash equivalents	407,522	315,993
Short-term investments	—	19,973
Other assets	406,898	386,530
Total assets	$17,219,548	$17,063,613

Liabilities
Debt, net	$6,772,903	$6,765,532
Accrued interest	45,913	46,422
Deferred financing liability	73,600	73,600
Deferred revenue	352	93,659
Dividends payable	177,114	176,992
Other liabilities	414,597	413,663
Total liabilities	7,484,479	7,569,868

Stockholders’ equity
Common stock	5,370	5,367
Preferred stock	—	—
Additional paid-in capital	9,366,561	9,363,539
Accumulated other comprehensive loss	(70,815)	(92,521)
Retained earnings	355,524	139,454
Total VICI stockholders’ equity	9,656,640	9,415,839
Non-controlling interest	78,429	77,906
Total stockholders’ equity	9,735,069	9,493,745
Total liabilities and stockholders’ equity	$17,219,548	$17,063,613
_______________________________________________________
Note: As of June 30, 2021 and December 31, 2020, our Investments in leases - sales-type and direct financing, Investments in leases - financing receivables and Investments in loans and Other assets (sales-type sub-leases) are net of $431.4 million, $80.7 million, $0.1 million and $6.4 million, respectively, and $454.2 million, $91.0 million, $1.8 million and $6.9 million of Allowance for credit losses, respectively.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Income from sales-type and direct financing leases	$291,132	$223,895	$581,278	$448,147
Income from operating leases	—	10,913	—	21,826
Income from lease financing receivables and loans	69,996	17,026	140,373	29,869
Other income	6,987	733	13,961	1,426
Golf operations	8,285	5,335	15,098	11,635
Total revenues	376,400	257,902	750,710	512,903

Operating expenses
General and administrative	7,628	7,498	15,713	14,513
Depreciation	757	1,213	1,549	2,080
Other expenses	6,987	736	13,961	1,439
Golf operations	5,232	4,139	9,738	8,509
Change in allowance for credit losses	(29,104)	(65,480)	(33,484)	84,028
Transaction and acquisition expenses	791	1,160	9,512	5,677
Total operating expenses	(7,709)	(50,734)	16,989	116,246

Interest expense	(79,806)	(77,693)	(156,854)	(153,786)
Interest income	30	1,009	49	6,529
Loss from extinguishment of debt	—	—	—	(39,059)
Income before income taxes	304,333	231,952	576,916	210,341
Income tax expense	(1,256)	(309)	(1,740)	(763)
Net income	303,077	231,643	575,176	209,578
Less: Net income attributable to non-controlling interest	(2,368)	(2,241)	(4,666)	(4,188)
Net income attributable to common stockholders	$300,709	$229,402	$570,510	$205,390

Net income per common share
Basic	$0.56	$0.47	$1.06	$0.43
Diluted	$0.54	$0.47	$1.04	$0.43

Weighted average number of common shares outstanding
Basic	536,692,167	489,012,165	536,586,921	477,094,795
Diluted	554,438,981	489,213,427	549,620,976	481,652,482

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income attributable to common stockholders	$300,709	$229,402	$570,510	$205,390
Real estate depreciation	—	—	—	—
FFO	300,709	229,402	570,510	205,390
Non-cash leasing and financing adjustments	(29,346)	3,826	(57,198)	7,093
Non-cash change in allowance for credit losses	(29,104)	(65,480)	(33,484)	84,028
Non-cash stock-based compensation	2,395	2,012	4,672	3,362
Transaction and acquisition expenses	791	1,160	9,512	5,677
Amortization of debt issuance costs and original issue discount	9,934	4,837	16,625	11,136
Other depreciation	726	1,183	1,486	2,026
Capital expenditures	(274)	(883)	(1,507)	(1,645)
Loss on extinguishment of debt	—	—	—	39,059
Non-cash adjustments attributable to non-controlling interest	296	200	523	107
AFFO	256,127	176,257	511,139	356,233
Interest expense, net	69,842	71,847	140,180	136,121
Income tax expense	1,256	309	1,740	763
Adjusted EBITDA	$327,225	$248,413	$653,059	$493,117

Net income per common share
Basic	$0.56	$0.47	$1.06	$0.43
Diluted	$0.54	$0.47	$1.04	$0.43
FFO per common share
Basic	$0.56	$0.47	$1.06	$0.43
Diluted	$0.54	$0.47	$1.04	$0.43
AFFO per common share
Basic	$0.48	$0.36	$0.95	$0.75
Diluted	$0.46	$0.36	$0.93	$0.74
Weighted average number of shares of common stock outstanding
Basic	536,692,167	489,012,165	536,586,921	477,094,795
Diluted	554,438,981	489,213,427	549,620,976	481,652,482

VICI Properties Inc.
Revenue Breakdown
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Contractual revenue from sales-type and direct financing leases
Caesars Las Vegas Master Lease	$100,652	$63,312	$201,304	$126,624
Caesars Regional Master Lease & Joliet Lease (excluding Harrah's NOLA, AC, and Laughlin)	129,040	127,134	258,080	254,267
Margaritaville Lease	5,866	5,886	11,738	11,743
Greektown Lease	13,537	13,889	27,426	27,778
Hard Rock Lease	10,848	10,687	21,696	21,375
Century Master Lease	6,313	6,250	12,626	12,500
Income from sales-type and direct financing leases non-cash adjustment(1)	24,876	(3,263)	48,408	(6,140)
Income from sales-type and direct financing leases	291,132	223,895	581,278	448,147

Contractual revenue from operating leases
Land component of Caesars Palace	—	10,913	—	21,826
Income from operating leases	—	10,913	—	21,826

Contractual income from lease financing receivables
JACK Entertainment Master Lease	16,470	16,470	32,940	28,867
Harrah's NOLA, AC, and Laughlin	39,077	—	78,154	—
Income from lease financing receivables non-cash adjustment(1)	4,522	(546)	8,867	(923)
Income from lease financing receivables	60,069	15,924	119,961	27,944
Contractual interest income
JACK Entertainment Loan	1,001	1,119	2,634	1,955
Caesars Forum Convention Center Loan	7,786	—	15,486	—
Chelsea Piers Loan	1,187	—	2,363	—
Great Wolf Mezzanine Loan	5	—	5	—
Income from loans non-cash adjustment(1)	(52)	(17)	(76)	(30)
Income from loans	9,927	1,102	20,412	1,925
Income from lease financing receivables and loans	69,996	17,026	140,373	29,869

Other income	6,987	733	13,961	1,426
Golf revenues	8,285	5,335	15,098	11,635
Total revenues	$376,400	$257,902	$750,710	$512,903
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com